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                                                                   EXHIBIT 10.18

EMPLOYMENT AGREEMENT ENTERED INTO at Montreal
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                                  on December 4, 1998.
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BETWEEN:                GILDAN ACTIVEWEAR INC., a corporation duly incorporated,
                        having its principal office at 725, Montee de Liesse, Montreal (Quebec) H4T 1P5 (hereinafter the "Company")

AND:                    KEN CIEPLY

                        domiciled at: 231 Harrow Crescent
                                      -------------------------------------
                        Hampstead, QC
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                        (hereinafter the "Employee")

SECTION 1 - PURPOSE

1.0 The Employee has been employed by the Company since 1994 and in his current capacity as Vice-President, Finance and Administration is responsible for the financial and administrative services of the Company and particularly for the Treasury, Accounting, Information Technology, Corporate Administration, Risk Management, Payroll and Personnel functions. In addition, he shall have any powers and carry out mandates that may be entrusted to him by the Board of Directors from time to time.

SECTION 2 - DUTIES

2.0 The Employee agrees to work full time at the Company and to make every reasonable effort necessary to perform adequately the duties that are assigned to him. The Employee agrees to comply with all the orders, instructions, policies and/or rules that are established verbally or in writing by the Board of Directors of the Company.

            The Employee agrees during the term of this agreement and thereafter, not to disclose the private affairs of the Company to any other person, firm or company, other than in the normal


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            performance of his employment hereunder, unless required by law, and the Employee shall not use for his own purpose or for any purposes other than those of the Company, any information, or knowledge acquired with or relating to the affairs of the Company;

            After termination of his employment with the Company the Employee agrees:

            i) not to disclose the private affairs of the Company to any other person, firm, or company unless required by law, and shall not use for his own purpose any confidential information or knowledge pertaining to or otherwise relating to the affairs of the Company;

            ii) not to directly or indirectly solicit any of the Company's customers for the purpose or intent of selling them any products which are similar or otherwise competing with the products of the Company for a period of twelve (12) months after termination of employment;

            iii) not to induce, entice, or otherwise attempt to directly or indirectly hire or engage any of the Company's employees for a period of twelve (12) months after termination of employment;


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SECTION 3 - COMPENSATION

3.0 The Company shall pay the Employee, for the duration of this contract of employment, a base annual compensation (the "Base Salary"), payable in consecutive bi-weekly installments. Such Base Salary shall be reviewed annually, in accordance with Company policies. The Employee shall also participate in the Company's Annual Incentive Plan. Confirmation of the Employee's Base Salary and targeted award under the Annual Incentive Plan will be provided annually by the Company to the Employee in a separate letter.

SECTION 4 - EMPLOYMENT BENEFITS

4.0 The Employee shall be entitled to the employment benefits offered from time to time to senior executives of the Company.

SECTION 5 - DURATION AND TERMINATION

5.0 This contract is for an indefinite period. It may, however, be terminated by the Company, upon simple notice in writing transmitted to the Employee, without the Company being bound to pay any indemnity whatsoever, in the following cases:

            a)    Upon the death of the Employee;

            b) If the Employee becomes physically or mentally disabled to such an extent as to make him unable to perform his duties normally and adequately as certified by an independent physician. In such a case, the Employee may continue to benefit under short-term and long-term disability insurance plans, subject to the terms of such plans, provided that the indemnities and benefits are not less than those in force at the time of signing this Agreement;

            c)    If the Employee breaches the terms of this contract;


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            d)    For cause which means termination upon i) the Employee having engaged in fraud, theft or embezzlement of Company funds or
                  (ii) the Employee having been convicted of felony or criminal offense or (iii) the Employee having willfully engaged in conduct that is demonstrably and materially injurious or result in significant damage to the Company, monetarily or otherwise.

5.1 If the Employee wishes to terminate his employment, he must advise the Company in writing at least one month in advance. In such case of voluntary termination of employment by the Employee, the Company is not bound to pay any indemnity whatever.

5.2 Should the Company terminate the employment of the Employee for reasons other than those provided for in Section 5.0 or should the Company take any one of the actions listed in Appendix "A" or any other action which could be construed as constructive dismissal, the Employee shall be entitled to the following benefits:

            i) an amount equivalent to 12 months of the Employee's Base Salary in effect at the time of termination or dismissal, such 12 month period being hereinafter referred to as the "termination period". Payment of this amount shall be made in a lump sum or, if so elected by the Employee, as salary continuance for the duration of the termination period;

            ii) continuation of employment (group insurance) benefits in effect at the time of termination or dismissal (except short and long term disability) for the duration of the termination period, ceasing upon new employment, if earlier;


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            iii)  any earned bonus (means bonus earned with respect to a previous fiscal year) that would otherwise have been paid or become payable to the Employee during the termination period (based on the Employee's entitlement at the time of termination or dismissal) pursuant to the terms of the Company's Annual Incentive Plan in effect at the time of termination or dismissal;

            iv) the right to exercise vested options pursuant to any Company's Stock Option Plan, in effect at the time of termination or dismissal provided that such exercise shall take place within a period of 90 days following the date of termination of employment;

            v) the payment of any earned but unused vacation days determined in accordance with the Company's vacation policy for senior executives plus the payment by or the reimbursement to the Company of any amounts owed (due) under the Employee's business expense account plus the payment of any balance or prorata thereof owed the Employee under the Employee's authorized personal spending account, if any, at time of termination;

            The indemnity provided for in sub-sections iii) and v) above shall only be payable to the Employee in a lump sum.

            Notwithstanding any dispositions of the present Employment Agreement, none of the benefits, including the different types of compensation, listed at sub-section 5.2 hereinabove shall be payable to the Employee if his termination of employment were to occur following a Change of Control in the Company for which the Employee is covered pursuant to the Change of Control Agreement entered into between the Company and the Employee on December 4, 1998, provided said agreement remained in full force at time of termination of employment.


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SECTION 6 - TERMINATION OF PRIOR CONTRACTS

6.0 The terms of this contract of employment revoke and cancel any prior agreement, verbal or written, with respect to the Employee's employment with the Company, each of the parties granting the other full and final release and discharge from any action, cause of action, claim or demand of any nature based on the provisions of any such agreement.

SECTION 7 - SUCCESSORS

7.0 This contract shall be binding on the successors and assigns of both parties.

SECTION 8 - INTERPRETATION

8.0 This contract of employment shall be governed by and interpreted in accordance with the laws of Canada.

8.1 In the event that any clause, phrase, paragraph or part of this contract is ruled invalid for any reason by any court having jurisdiction, the remainder of this contract shall not be affected or nullified by such judgement, whose application shall be restricted to the clause, phrase, paragraph or part thus ruled invalid.

SECTION 9 - LANGUAGE

            The parties have expressly requested that this Agreement be drafted in the English language.

            Les parties ont expressement requis que cette entente soit redigee en anglais.


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In witness whereof the parties hereto have duly signed this contract of employment in duplicate at the date and place hereinabove mentioned.

GILDAN ACTIVEWEAR INC.                  EMPLOYEE


By: /s/ H. Greg Chamandy                /s/ K. Cieply
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                                                                      APPENDIX A

(i) Inconsistent Duties. A meaningful and detrimental alteration in the position or reporting relationship or in the nature or status of the responsibilities of the Employee from those in effect immediately prior to the alleged constructive dismissal.

(ii) Reduced Salary. A reduction by the Company in the Base Salary as in effect immediately prior to the alleged constructive dismissal;

(iii) Incentive Compensation Plans The failure by the Company to continue in effect any incentive compensation plan in which the Employee participates, including but not limited to, any Company Stock Option Plan and the Annual Incentive Plan, or any other similar plans in effect immediately prior to the alleged constructive dismissal, unless the Employee is eligible to participate in, and is entitled to the opportunity to receive a comparable level of benefits under, an ongoing substitute or alternative plan (it being understood that the manner or method of payment and the form of consideration need not be the same as existed in the original plans); or the failure by the Company to continue the Employee's participation therein on at least as favorable a basis, both in terms of the amount of benefits available to the Employee and the level of participation relative to other participants, as existed immediately prior to the alleged constructive dismissal.

(iv) Employment Benefit (Group Insurance) Plans and Perquisites. The failure by the Company to continue to provide the Employee with benefits at least as favorable under any of the Corporation's group life insurance, medical, health and accident, or disability plans in which the Employee participated immediately prior to the alleged constructive dismissal; the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material perquisite enjoyed


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      immediately prior to the alleged constructive dismissal, including without limitation and to the extent applicable, the use of secretarial services, office space, telephones, computer facilities, expense reimbursement, and other applicable privileges, if any, such as car, etc.; or the failure by the Company to provide the Employee with the number of paid vacation days in accordance with the Corporation's normal vacation policy for senior executives in effect immediately prior to the alleged constructive dismissal.

(v) Relocation. The Company requiring the Employee to be relocated in a foreign country or more than sixty (60) miles away from the location where the Employee is based immediately prior to the alleged constructive dismissal;

(vi) No Assumption by Successor. The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this contract as contemplated in Section 7, or, if the business or undertaking in connection with which the Employee's services are principally performed is sold and the Employee's employment is transferred as a result, the purchaser of such business shall fail to agree to provide the Employee with the same comparable position, duties, compensation and benefits as provided to the Employee by the Company immediately prior to the alleged constructive dismissal.


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